Exhibit 10.1

“Adjusted EPS”

TAILORED BRANDS, INC.

2016 LONG-TERM INCENTIVE PLAN

PERFORMANCE UNIT AWARD AGREEMENT

Tailored Brands, Inc., a Texas corporation (the “Company”), hereby grants to the employee of the Company named herein (the “Employee”) the following Performance Units Award (“Performance Units”) pursuant to the terms and conditions of the Tailored Brands, Inc. 2016 Long-Term Incentive Plan (the “Plan”), and this Performance Unit Award Agreement (this “Award Agreement”).

1. Name of Employee:	[ • ]

2. Grant Date:	[ • ], 20[ • ] (the “Grant Date”)

3. Performance Period:	The period commencing on [ • ], 20[ • ] and ending on [ • ], 20[ • ] (the “Performance Period”)

4. Performance Units Granted:	[ • ]

5. Vesting:

Except as otherwise provided in this Award Agreement, the Performance Units will vest only if and to the extent that: (a) the Compensation Committee determines that the Performance Goals set forth in Section 6 of this Award Agreement (the “Performance Goals”) have been satisfied; and (b) the Employee is employed with the Company or any Affiliate on the last day of the applicable time-vesting period set forth in Section 7 of this Award Agreement.

6. Performance Goals:

The Performance Goal applicable to the Performance Units granted to the Employee pursuant to this Award Agreement shall be Adjusted EPS, as defined in Exhibit A attached hereto and made a part of this Award Agreement.

At the end of the Performance Period, if Adjusted EPS is less than $[ • ], the Performance Units awarded under this Award Agreement shall be forfeited and no longer considered outstanding or to be held by the Employee as of the close of business on the date on which the Compensation Committee certifies that Adjusted EPS is less than $[ • ]. If Adjusted EPS is equal to or greater than $[ • ], the number of Performance Units awarded under this Award Agreement shall be multiplied by a percentage based upon the actual Adjusted EPS as indicated on Exhibit B attached hereto and made a part of this Award Agreement. The resulting number from this calculation shall be the number of “Adjusted Performance Units” that shall remain outstanding and held by the Employee, subject to the time-vesting requirements of Section 7 of this Award Agreement.

7. Time-Vesting Requirements:

Except as otherwise provided in this Award Agreement, any Adjusted Performance Units that remain outstanding at the end of the Performance Period pursuant to the provisions of Section 6 of this Award Agreement will vest to the extent that the Employee satisfies the requirements of this Section 7. If the Employee is employed by the Company or any Affiliate on [ • ], 20[ • ] (the “Vesting Date”), then 100% of the Adjusted Performance Units will become vested.

8. Settlement:

Except as otherwise provided herein, at the time that any of the Performance Units or Adjusted Performance Units vest pursuant to Section 7 or any other section of this Award Agreement, the Employee (or, in the event of the Employee’s death, the Employee’s beneficiary) will receive one (1) share of Stock for each Performance Unit or Adjusted Performance Unit that vests. Performance Units or Adjusted Performance Units settled under this Award Agreement are intended to be exempt from Section 409A under the exemption for short term deferrals. Accordingly, Performance Units or Adjusted Performance Units will be settled in shares of Stock no later than the 15th day of the third month following the end of the fiscal year of the Company (or if later the calendar year) in which the Performance Units or Adjusted Performance Units vest.

9. Dividend Equivalent Payments:

If, during the period beginning on the Grant Date and ending on the date on which any Performance Units or Adjusted Performance Units are to be settled pursuant to Section 8 of this Award Agreement (the “Applicable Dividend Period”), the Company pays any dividends in cash with respect to the outstanding shares of Stock (a “Cash Dividend”), then, upon the settlement of vested Performance Units or Adjusted Performance Units, the Employee shall also be entitled to receive a cash payment in an amount equal to the product of (a) the number of shares of Stock to be issued upon such settlement of the Performance Units or Adjusted Performance Units; and (b) the aggregate amount of the Cash Dividends paid per share of Stock during the Applicable Dividend Period (the “Dividend Equivalents”). Such Dividend Equivalents will be payable by the Company at the same time as the Performance Units or Adjusted Performance Units to which they relate are settled pursuant to Section 8 of this Award Agreement.

If during the Applicable Dividend Period the Company pays any dividends in shares of Stock with respect to the outstanding shares of Stock, then, the Company will increase the number of Performance Units granted hereunder by an amount equal to the product of (a) the number of shares of Stock to be issued in exchange for the then outstanding Performance Units; and (b) the number of shares of Stock paid by the Company per share of Stock (collectively, the “Stock Dividend Performance Units”). Each Stock Dividend Performance Unit will be subject to the same terms and conditions applicable to the Performance Unit for which such Stock Dividend Performance Unit was awarded (including the calculation described in Section 6) and will be settled at the same time and on the same basis as such Performance Unit.

10. Retirement:

If the Employee’s employment with the Company or any Affiliate terminates by reason of the Employee’s Retirement before the Vesting Date; provided, that, the Employee does not “compete with the business of the Company and its subsidiaries” (as defined in Exhibit C attached hereto and made a part of this Award Agreement) through such date, the Adjusted Performance Units, as calculated under Section 6 of this Award Agreement, shall become vested as of the Vesting Date. Any Adjusted Performance Units that vest pursuant to the provisions of this Section 10 will be settled at the time and in the manner described in Section 8 of this Award Agreement.

11. Death or Disability:

If the Employee’s employment with the Company or any Affiliate terminates by reason of the Employee’s death or Disability before the Vesting Date, the Adjusted Performance Units (as calculated under Section 6 of this Award Agreement), pro-rated from [ • ], 20[ • ] through the date of the Employee’s Termination of Employment, shall become vested as of the Vesting Date and any remaining Adjusted Performance Units granted under this Award Agreement shall be forfeited and no longer considered outstanding as of such date. Any Adjusted Performance Units that vest pursuant to the provisions of this Section 11 will be settled at the time and in the manner described in Section 8 of this Award Agreement.

12. Termination of Employment for any Reason other than Retirement, Death or Disability:

Except as otherwise provided in this Award Agreement, if the Employee’s employment with the Company or any Affiliate terminates for any reason other than the Employee’s Retirement, death or Disability before the date of settlement of an Adjusted Performance Unit under Section 8 of this Award Agreement, then all then unvested Adjusted Performance Units granted under this Award Agreement will be forfeited as of the date of the Employee’s termination of employment.

13. Change in Control:	In the event of a Change in Control, if the Employee is eligible to participate in the Change in Control Plan, the provisions of Exhibit D which is attached hereto and made a part of this Award Agreement will apply with respect to any outstanding Performance Units or Adjusted Performance Units. The term “Change in Control Plan” shall mean the Tailored Brands, Inc. Amended and Restated Senior Employee Change in Control Severance Plan, adopted effective September 1, 2017.

14. Conditions:

The Company’s obligation to deliver shares of Stock upon the settlement of a vested Performance Unit or Adjusted Performance Unit is subject to the satisfaction of the following conditions: (a) the Employee is not, at the time of settlement, in material breach of any of his or her obligations under this Award Agreement, or under any other agreement with the Company or any Affiliate; (b) no preliminary or permanent injunction or other order against the delivery of the shares of Stock issued by a federal or state court of competent jurisdiction in the United States shall be in effect; (c) there shall not be in effect any federal or state law, rule or regulation which prevents or delays delivery of the shares of Stock or payment, as appropriate; and (d) the Employee shall confirm any factual matters reasonably requested by the Compensation Committee, the Company or counsel for the Company.

15. Shareholder Rights:

Except as otherwise provided in this Award Agreement, the Employee shall have none of the rights of a shareholder with respect to the shares of Stock underlying the Performance Units or any Adjusted Performance Units, until the Employee becomes the recordholder of the shares of Stock underlying the Performance Units or Adjusted Performance Units.

16. Effect of Plan:

The Performance Units and Adjusted Performance Units are subject in all cases to the terms and conditions set forth in the Plan, which are incorporated into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. All capitalized terms that are used in this Award Agreement but are not defined in this Award Agreement shall have the meanings ascribed to such terms in the Plan.

17. Acknowledgment:

By receipt of the Performance Unit award, the Employee acknowledges and agrees that the Performance Units and any Adjusted Performance Units are subject to all of the terms and conditions of the Plan and this Award Agreement.

18. Forfeiture for Cause:	Notwithstanding any other provision of this Agreement, the Performance Units and any resulting Adjusted Performance Units granted hereunder shall be subject to the Forfeiture for Cause provisions contained in Section 4.7 of the Plan.

19. Effect on Other Agreements:

The parties acknowledge and agree that, with the exception of an employment agreement, if applicable to the Employee, the provisions of this Award Agreement shall supersede any and all other agreements and rights that the Employee has under any agreements or arrangements between the Employee and the Company, whether in writing or otherwise, with respect to the matters set forth herein.

EXHIBIT A

Definition of Adjusted EPS

For purposes of this Award Agreement, the term “Adjusted EPS” shall mean diluted net earnings per share of Stock allocated to common shareholders for the fiscal year ending [ • ], 20[ • ] (the “[ • ] Fiscal Year”); provided, that all items of gain, loss, or expense for the [ • ] Fiscal Year determined by the Committee to be extraordinary, unusual in nature, infrequent in occurrence, related to the acquisition or disposal of a business, or related to a change in accounting principle, all as determined in accordance with standards established by the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 225-20, Income Statement, Extraordinary and Unusual Items, and FASB ASC 830-10, Foreign Currency Matters, overall, other applicable accounting rules, or consistent with the Company’s policies and practices on the Grant Date may be included or excluded in calculating such diluted net earnings per share of Stock allocated to common shareholders. In addition, in determining diluted net earnings per share of Stock allocated to common shareholders for the [ • ] Fiscal Year, the shares of Stock outstanding used in such determination shall not be reduced for any shares of Stock repurchased by the Company during the period from [ • ], 20[ • ] through the last day of the [ • ] Fiscal Year under any share repurchase authorization by the Board, nor shall the shares of Stock outstanding used in such determination be increased from the issuance of stock under our employee stock plans during the same period.

EXHIBIT B

Percentage By Which Performance Units Multiplied To Determine
Number of Adjusted Performance Units

Adjusted EPS	Percentage by Which Performance Units Multiplied	Adjusted EPS	Percentage by Which Performance Units Multiplied

EXHIBIT C

Definition of Compete with the Business

of the Company and its Subsidiaries

For purposes of this Award Agreement, the term “compete with the business of the Company and its subsidiaries” shall include the Employee’s participation in any operations that compete with any business now conducted by the Company or its subsidiaries, including the sale of menswear or shoes at retail, the sale or rental of men’s formal wear, the sale or rental of occupational uniforms or other corporate wear merchandise or any material line of business proposed to be conducted by the Company or one or more of its subsidiaries known to the Employee and with respect to which the Employee devoted time as part of his or her employment on behalf of the Company or one or more of its subsidiaries, whether such participation is individually or as an officer, director, joint venture, agent or holder of an interest (except as a holder of a less than 1% interest in a publicly traded entity or mutual fund) or any individual, corporation, association, partnership, joint venture or other business entity so engaged and shall be applicable with respect to the United States, Canada, the United Kingdom and any other country in which the Employee would be competing with the business of the Company or its subsidiaries.

EXHIBIT D

Change in Control Provisions Applicable to

Performance Units and Adjusted Performance Units

Events Occurring After a Change in Control

In the event that a Change in Control occurs, the Performance Units and Adjusted Performance Units will vest in the manner described in the following schedule, based upon the applicable event described therein:

Date of Change in Control	Event Affecting Employee		Vesting of Performance Units or Adjusted Performance Units

On or Before [ • ], 20[ • ].	1.	Remains employed on Vesting Date	1.	100% of number of Performance Units will vest on Vesting Date

	2.	Termination of Employment before Vesting Date either (a) by Company otherwise than as a result of a Termination for Cause; or (b) by the Employee pursuant to a Termination for Good Reason	2.	100% of number of Performance Units will vest on date of Separation From Service

After [ • ], 20[ • ]. For any Change in Control occurring after [ • ], 20[ • ], for all purposes under this Award Agreement, the Company will undertake to require the acquirer to preserve and maintain the Company’s business and accounting in all manner necessary so that all factors needed to prepare the calculations in Section 6 of this Award Agreement will then be available	1.	Remains employed on Vesting Date	1.	100% of number of Adjusted Performance Units (as calculated under Section 6 of this Award Agreement) will vest on Vesting Date

2.	Termination of Employment before Vesting Date either (a) by Company otherwise than as a result of a Termination for Cause; or (b) by the Employee pursuant to a Termination for Good Reason	2.	100% of number of Adjusted Performance Units (as calculated under Section 6 of this Award Agreement) will vest on the date of Separation From Service

Events Occurring Before a Change in Control

In the event that certain events affecting the Employee occur prior to, and in anticipation of, a Change in Control, the Performance Units and Adjusted Performance Units will vest in the manner described in the following schedule, based upon the applicable event described therein:

Event Affecting Employee		Vesting of Performance Units or Adjusted Performance Units

1.	Termination of Employment on or before [ • ], 20[ • ] in anticipation of a Change in Control either (a) by the Company otherwise than as a result of a Termination for Cause; or (b) by the Employee pursuant to a Termination for Good Reason	1.	100% of number of Performance Units will vest on the date of Separation From Service

2.	Termination of Employment after [ • ], 20[ • ] in anticipation of a Change in Control either (a) by the Company otherwise than as a result of a Termination for Cause; or (b) by the Employee pursuant to a Termination for Good Reason	2.	100% of the number of Adjusted Performance Units (as calculated under Section 6 of this Award Agreement) will vest on the Vesting Date